Exhibit 99.1 NEWS RELEASE
Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2007
SECOND QUARTER EARNINGS

DEFIANCE, OHIO (July 16, 2007) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for its second fiscal quarter ended June 30, 2007 totaled $3.61 million, or $0.50 per diluted share, compared to $3.95 million or $0.55 per diluted share for the second quarter ended June 30, 2006. The 2006 second quarter results included a $400,000 gain from the Company’s sale of its $2.1 million credit card portfolio on the last day of June. After tax, that gain was $260,000 or $0.04 per share.

For the six months ended June 30, 2007 First Defiance had net income of $7.2 million or $1.00 per diluted share compared to $7.8 million or $1.09 per diluted share for the first six months of 2006.

“I would characterize our results for the quarter as mixed,” stated William J. Small Chairman, President and Chief Executive Officer. “On the plus side, growth in our non-interest income remains very good; our initiatives to grow non-interest deposit accounts are starting to show results; and our commercial loan growth has picked up this quarter after a slow start to the year. On the other side, net interest income has declined slightly compared to both the same quarter and year-to-date periods in 2006; improvements in our credit quality numbers were less than anticipated; and our non-interest expenses have increased due to added offices, staff and enhanced marketing efforts.”

Net Interest Income Declines Slightly, Quarterly Net Interest Margin Down by 11 Basis Points
Net interest income for the quarter ended June 30, 2007 was $12.1 million compared to $12.3 million in the 2006 second quarter, a slight decrease of 1.1%. Between the second quarter of 2006 and the second quarter of 2007, average interest-earning assets increased by $29.4 million while interest-bearing liabilities increased by $11.7 million. The average yields on those interest-earning assets increased by 32 basis points (from 6.88% for the quarter ended June 30, 2006 to 7.20% for the three month period ended June 30, 2007) while the average cost of interest-bearing liabilities was up 53 basis points period over period (from 3.48% in the 2006 second quarter to 4.01% in 2007).

Net interest margin for the quarter ended June 30, 2007 was 3.58%, an 11 basis point decline from the 2006 second quarter margin of 3.69% and a five basis point drop from the 2007 first quarter margin of 3.63%. The interest-rate spread dropped to 3.19% in the 2007 second quarter from 3.40% in the same period in 2006 and from 3.26% in the 2007 first quarter.

“Margin pressure is an ongoing challenge for us and for the entire banking industry,” said Mr. Small. “While the increase in our cost of funds has slowed, those costs are still growing at a faster rate than our loan yields. At the same time, our loan balances haven’t grown at a fast enough pace to offset the tighter spreads. Also, our margin was negatively impacted by the issuance of $15 million of trust preferred securities at the end of March. I am pleased to report that the average balance of our non-interest bearing deposits increased to $101.6 million in the 2007 second quarter, up from $94.5 million during the same period of 2006 and $97.9 million in the 2007 first quarter. Growth of non-interest bearing deposits is one of our most important initiatives.”

“Although our loan growth has been slower than we have experienced historically, our commercial real estate and commercial loan balances continued to grow in the second quarter,” added Mr. Small. “The combined balances of our commercial real estate and commercial loans totaled $838.1 million at June 30, 2007, up $16.1 million since the end of March and up $25.3 million from the beginning of the year. That growth has been partially offset by a decline in our mortgage loan balances, which at $234.8 million are $16.0 million lower than they were at the end of December.”

Credit Quality Ratios Improve Slightly
Non-performing assets decreased to $9.8 million at June 30, 2007 from $10.8 million at March 31, 2007. That level represents a slight increase from $9.7 million at December 31, 2006. Credit quality ratios improved over the previous quarter as the allowance for loan losses to non-performing assets increased to 137.6% at June 30, 2007, from 127.4% at March 31, 2007, and non-performing assets to total assets declined to 0.63% at June 30, 2007, from 0.71% at March 31, 2007.

“While our ratios improved, we are not satisfied with the level of our non-performing assets at June 30,” said Mr. Small. “We had some positive movement in this area as a large OREO property that we have been carrying was sold and we were finally able to foreclose on a large delinquency that has been on our books for more than a year, giving us more control over the resolution of that credit. Unfortunately, another large relationship has fallen more than 90 days past due, offsetting the expected improvement in our reported credit quality.”

First Defiance’s level of net charge-offs increased in the 2007 second quarter, to $910,000, up from $284,000 in the 2007 first quarter and $292,000 in the 2006 second quarter. The increased level of charge-offs relates primarily to credits that were previously provided for in the allowance for loan losses. The $575,000 provision for loan losses in the 2007 second quarter is in line with previous quarterly provisions and is lower than the 2006 second quarter provision for loan losses of $683,000.

“Over time, we believe the level of our non-performing assets will decline, however I don’t anticipate that we’ll see substantial improvement in this area over the next few quarters,” said Mr. Small. “Unfortunately, several of the large credits that are past due are difficult ones to resolve, primarily because of the length of time it is taking for foreclosure proceedings in certain counties in our market area. That said, I am confident that our credit quality is sound and that our allowance for loan losses is appropriate. With a commercial portfolio the size of ours, credit issues like the ones we’re dealing with will happen in the normal course of business.”

Fee Income Continues to Improve
Total non-interest income increased to $5.7 million in the 2007 second quarter, compared with $5.1 million in the same period in 2006. The 2006 amount included the $400,000 gain from the sale of the credit card portfolio. Excluding that gain from the prior year second quarter, non-interest income increased by $943,000, or 19.9%.

The increase in non-interest income resulted from service charges, which increased by $350,000 or 14.8%, insurance and investment sales commissions, which increased by $359,000 or 35.8%, and mortgage banking income, which increased by $188,000 or 21.2%.

“Non-interest income growth is absolutely critical to our success, especially with the margin pressure we’re experiencing,” said Mr. Small. “Initiatives to increase fees have been in place for well over a year and are bearing fruit. Our overdraft privilege program continues to be a success and we have implemented more competitive fees in other areas. We acquired the Huber Harger Welt & Smith Insurance Agency in Bowling Green, Ohio at the end of February and merged it into our First Insurance and Investments unit. The second quarter of 2007 includes a full quarter of that agency’s revenue. The level of non-interest income generated in the 2007 second quarter is consistent with our expectation in this area.”

Non-Interest Expenses Up by 10%
Non-interest expense increased to $11.9 million for the 2007 second quarter compared to $10.8 million for the same period in 2006. Compensation and benefits accounted for $700,000 of the $1.1 million increase. Increases in compensation expense are due to fully staffing the Lima Shawnee branch, which opened in July 2006, the acquisition of the Bowling Green insurance agency, normal salary increases, and a significant increase in the Company’s group health insurance expense, which increased by $231,000 as a result of both higher claims and adjustments for higher projected costs following the annual renewal of the plan on May 1. Other significant increases between the 2006 and 2007 second quarters include occupancy costs (up $118,000 due to the Shawnee office opening and the acquisition of the Bowling Green insurance office), and advertising and public relations expenses (up $97,000).

“Our efficiency ratio for the 2007 second quarter was 66.1%, which is higher than our goal,” said Mr. Small. “As we have grown, we’ve increased our staffing in a number of areas including both revenue producing and non-revenue producing positions. Building new branches has been and will continue to be an integral part of our growth strategy. However, when we build a new branch, we estimate that it will be between 18 months and two years before that branch breaks even. And once it hits that point, it still has a negative impact on the efficiency ratio for a period of time. In addition to added branch and insurance office staffing, we’ve added a number of positions to bolster our internal controls, which were necessary hires as we grow, but hires that don’t add any revenue.”

Year-To-Date Results
For the six month period ended June 30, 2007, net interest income totaled $24.1 million, a $460,000 decline from the first half of 2006. Net interest income declined despite the fact that average earning assets increased by $36 million between the first half of 2006 and the same period in 2007. Net interest margin for the first six months of 2007 was 3.61%, down 15 basis points from the 3.76% margin realized in the six month period ended June 30, 2006.

The provision for loan losses for the first half of 2007 was $1.0 million, which was approximately the same level as the provision for loan losses recorded during the first six months of 2006.

Non-interest income for the first half of 2007 was $11.3 million compared to $9.6 million during the same period of 2006. The increase is especially significant considering that the 2006 first half results included the non-recurring gain of $400,000 from the sale of the Company’s credit card portfolio. Most of the increase was in service fees and other charges, which were $5.2 million for the first half of 2007 compared to $4.1 million during the first half of 2006. In addition, mortgage banking income increased by $236,000 and insurance commission income increased by $402,000 between 2006 and 2007.

Non-interest expense increased to $23.7 million for the first six months of 2007 from $21.5 million in 2006. Compensation and benefits increased by $1.1 million year-over-year, to $13.2 million for the first half of 2007 from $12.1 million in the same period in 2006. Other significant first-half increases in non-interest expense included occupancy costs (up $293,000 to $2.8 million), advertising and public relations (up $175,000 to $839,000) and check charge-offs and other related costs (up $106,000 to $202,000). In addition, First Defiance recorded $236,000 for a full six months of expense associated with the overdraft privilege program in 2007 compared to just $144,000 recorded in 2006 for less than four full months of the program.

Total Assets at $1.54 Billion
Total assets at June 30, 2007 totaled $1.54 billion, an increase from $1.53 billion at December 31, 2006. Net loans receivable (excluding loans held for sale) were $1.23 billion at both June 30, 2007 and December 31, 2006. Deposits over that time period increased to $1.17 billion at June 30, 2007 from $1.14 billion at December 31, 2006. Retail deposits (excluding brokered Certificates of Deposit) at June 30, 2007 were $1.16 billion compared to $1.12 billion at December 31, 2006. Federal Home Loan Bank advances were $128.7 million at June 30, 2007 compared with $162.2 million at December 31, 2006 while subordinated debt was $36.1 million at June 30, 2007 compared to $20.7 million at December 31, 2006. Total shareholders’ equity increased to $164.7 million at June 30, 2007 compared to $159.8 million at the end of 2006. Also at June 30, 2007, goodwill and other intangible assets totaled $40.4 million compared to $38.5 million at December 31, 2006.

First Defiance Set to Open 27th Office
First Defiance will open a full-service banking office in Fort Wayne, Indiana in early August. That office, First Defiance’s 27th banking center, will be the first outside of the state of Ohio.

“The Fort Wayne market has been an excellent source for loan production,” said Mr. Small. “However, to get a customer’s full banking relationship, which includes the deposit relationship, we need to have a physical presence in the community. In addition, we believe that our style of community banking will be well received in that market. We are very excited about this opportunity and anticipate early success in Fort Wayne.”

“Our results at mid-year have been what we expected,” said Mr. Small. “Our margin will continue to be under pressure for the balance of the year, though I am hopeful that the 3.58% that we reported this quarter will be our low point. Our priorities are growing core deposits, especially non-interest bearing deposits, and continuing to grow non-interest income. We have some promising opportunities in the commercial cash management area and we also will continue our efforts to increase retail checking accounts.”

“We are operating in very challenging times,” added Mr. Small. “But we remain focused on building franchise value through the execution of our strategy. Every one of our managers is committed to our goal of being the best community bank in each of the markets we serve.”

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, July 17, 2007 to discuss the earnings results and business trends. The conference call may be accessed by calling 877-407-8031. The conference identification number for the call is 246738 Participants should be prepared to provide the conference identification number to join the call.

Internet access to the call is also available (in listen-only mode) at the following Web address: http://www.vcall.com/IC/CEPage.asp?ID=118173.

The audio replay of the Internet Webcast will be available at www.fdef.com until September 3, 2007

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 26 full service branches and 35 ATM locations in northwest Ohio. First Insurance & Investments is a full service insurance agency with offices in Defiance and Bowling Green Ohio.

For more information, visit the company’s Web site at www.fdef.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, the ability to sell REO properties, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	June 30,	December 31,
(in thousands)	2007	2006

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$41,836	$47,668
Interest-bearing deposits	635	2,355
	42,471	50,023
Securities
Available-for sale, carried at fair value	113,184	110,682
Held-to-maturity, carried at amortized cost	1,288	1,441
	114,472	112,123

Loans	1,245,027	1,239,889
Allowance for loan losses	(13,417)	(13,579)
Loans, net	1,231,610	1,226,310
Loans held for sale	7,083	3,426
Mortgage servicing rights	5,777	5,529
Accrued interest receivable	7,445	6,984
Federal Home Loan Bank stock and other interest-bearing assets	18,586	18,586
Bank Owned Life Insurance	27,993	25,326
Office properties and equipment	36,212	34,899
Real estate and other assets held for sale	3,324	2,392
Goodwill	36,551	35,090
Core deposit and other intangibles	3,834	3,397
Other assets	5,317	3,794
Total Assets	$1,540,675	$1,527,879

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$107,111	$106,328
Interest-bearing deposits	1,060,087	1,032,117
Total deposits	1,167,198	1,138,445
Advances from Federal Home Loan Bank	128,685	162,228
Notes payable and other interest-bearing liabilities	27,572	30,424
Subordinated debentures	36,083	20,619
Advance payments by borrowers for tax and insurance	470	667
Deferred taxes	990	1,295
Other liabilities	15,020	14,376
Total liabilities	1,376,018	1,368,054
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	117	117
Additional paid-in-capital	112,289	110,285
Stock acquired by ESOP	(309)	(628)
Accumulated other comprehensive income (loss)	(1,181)	(671)
Retained earnings	123,521	120,112
Treasury stock, at cost	(69,780)	(69,390)
Total stockholders’ equity	164,657	159,825
Total liabilities and stockholders’ equity	$1,540,675	$1,527,879

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2007	2006	2007	2006
Interest Income:
Loans	$22,601	$21,217	$44,900	$41,264
Investment securities	1,420	1,414	2,851	2,757
Interest-bearing deposits	210	67	221	138
FHLB stock dividends	301	255	593	504
Total interest income	24,532	22,953	48,565	44,663
Interest Expense:
Deposits	10,054	7,872	19,594	14,695
FHLB advances and other	1,614	2,374	3,617	4,521
Subordinated debentures	585	321	922	620
Notes Payable	157	127	326	259
Total interest expense	12,410	10,694	24,459	20,095
Net interest income	12,122	12,259	24,106	24,568
Provision for loan losses	575	683	1,032	1,066
Net interest income after provision for loan losses	11,547	11,576	23,074	23,502
Non-interest Income:
Service fees and other charges	2,715	2,365	5,233	4,077
Mortgage banking income	1,076	888	1,858	1,622
Gain on sale of non-mortgage loans	61	437	66	437
Gain on sale of securities	-	-	-	-
Insurance and investment sales commissions	1,361	1,002	3,064	2,662
Trust income	99	78	185	157
Income from Bank Owned Life Insurance	313	243	607	480
Other non-interest income	45	114	264	207
Total Non-interest Income	5,670	5,127	11,277	9,642
Non-interest Expense:
Compensation and benefits	6,634	5,934	13,186	12,040
Occupancy	1,405	1,287	2,808	2,515
State franchise tax	355	337	718	664
Data processing	944	943	1,897	1,857
Amortization of intangibles	170	180	313	359
Other non-interest expense	2,374	2,114	4,731	4,102
Total Non-interest Expense	11,882	10,795	23,653	21,537
Income before income taxes	5,335	5,908	10,698	11,607
Income taxes	1,724	1,955	3,481	3,803
Net Income	$3,611	$3,953	$7,217	$7,804

Earnings per share:
Basic	$0.51	$0.56	$1.01	$1.11
Diluted	$0.50	$0.55	$1.00	$1.09

Average Shares Outstanding:
Basic	7,129	7,029	7,115	7,013
Diluted	7,229	7,162	7,220	7,168

Financial Summary and Comparison
First Defiance Financial Corp.
	Three Months Ended			Six months ended
	June 30,			June 30,
(dollars in thousands, except per share data)	2007	2006	% change	2007	2006	% change
Summary of Operations

Tax-equivalent interest income (1)	24,709	23,107	6.9	48,916	44,962	8.8
Interest expense	12,410	10,694	16.0	24,459	20,095	21.7
Tax-equivalent net interest income (1)	12,299	12,413	(0.9)	24,457	24,867	(1.6)
Provision for loan losses	575	683	(15.8)	1,032	1,066	(3.2)
Tax-equivalent NII after provision for loan loss (1)	11,724	11,730	(0.1)	23,425	23,801	(1.6)
Securities gains	-	-	-	-	-	NM
Non-interest income-excluding securities gains	5,670	5,127	10.6	11,277	9,642	17.0
Non-interest expense	11,882	10,795	10.1	23,653	21,537	9.8
Income taxes	1,724	1,955	(11.8)	3,481	3,803	(8.5)
Net Income	3,611	3,953	(8.7)	7,217	7,804	(7.5)
Tax equivalent adjustment (1)	177	154	14.9	351	299	17.4
At Period End
Assets	1,540,675	1,514,666	1.7
Earning assets	1,385,803	1,377,560	0.6
Loans	1,245,027	1,231,930	1.1
Allowance for loan losses	13,417	14,239	(5.8)
Deposits	1,167,198	1,110,750	5.1
Stockholders’ equity	164,657	154,312	6.7
Average Balances
Assets	1,527,863	1,494,535	2.2	1,519,019	1,476,846	2.9
Earning assets	1,376,030	1,346,630	2.2	1,367,489	1,331,364	2.7
Deposits and interest-bearing liabilities	1,344,186	1,325,344	1.4	1,338,096	1,308,695	2.2
Loans	1,231,192	1,209,263	1.8	1,228,716	1,193,485	3.0
Deposits	1,157,793	1,090,331	6.2	1,143,279	1,078,004	6.1
Stockholders’ equity	164,591	154,260	6.7	162,860	153,431	6.1
Stockholders’ equity / assets	10.77%	10.32%	4.4	10.72%	10.39%	3.2
Per Common Share Data
Net Income
Basic	$0.51	$0.56	(8.9)	$1.01	$1.11	(9.0)
Diluted	0.50	0.55	(9.1)	$1.00	1.09	(8.3)
Dividends	0.25	0.24	4.2	0.50	0.48	4.2
Market Value:
High	$30.00	$30.29	(1.0)	$30.25	$30.29	(0.1)
Low	26.71	25.09	6.5	26.71	25.09	6.5
Close	29.82	26.35	13.2	29.82	26.35	13.2
Book Value	22.94	21.68	5.8	22.94	21.68	5.8
Tangible Book Value	17.31	16.22	6.7	17.31	16.22	6.7
Shares outstanding, end of period (000)	7,178	7,117	0.9	7,178	7,117	0.9
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.58%	3.69%	(2.9)	3.61%	3.76%	(4.1)
Return on average assets	0.95%	1.06%	(10.6)	0.96%	1.07%	(10.5)
Return on average equity	8.80%	10.28%	(14.4)	8.94%	10.26%	(12.9)
Efficiency ratio (2)	66.12%	61.55%	7.4	66.19%	62.41%	6.1
Effective tax rate	32.31%	33.09%	(2.3)	32.54%	32.76%	(0.7)
Dividend payout ratio (basic)	49.02%	42.86%	14.4	49.50%	43.24%	14.5

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands)	2007	2006	2007	2006

Gain from sale of mortgage loans	$805	$632	$1,317	$1,120
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	423	386	844	760
Amortization of mortgage servicing rights	(189)	(161)	(330)	(300)
Mortgage servicing rights valuation adjustments	37	31	27	42
	271	256	541	502
Total revenue from sale and servicing of mortgage loans	$1,076	$888	$1,858	$1,622

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended June 30,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,231,192	$22,613	7.37%	$1,209,263	$21,223	7.04%
Securities	111,756	1,585	5.67%	114,895	1,562	5.40%
Interest Bearing Deposits	14,497	210	5.81%	4,677	67	5.75%
FHLB stock	18,585	301	6.50%	17,795	255	5.75%
Total interest-earning assets	1,376,030	24,709	7.20%	1,346,630	23,107	6.88%
Non-interest-earning assets	151,833			147,905
Total assets	$1,527,863			$1,494,535
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,056,187	$10,054	3.82%	$995,848	$7,872	3.17%
FHLB advances and other	128,823	1,614	5.03%	196,280	2,374	4.85%
Other Borrowings	21,323	157	2.95%	18,114	127	2.81%
Subordinated debentures	36,247	585	6.47%	20,619	321	6.24%
Total interest-bearing liabilities	1,242,580	12,410	4.01%	1,230,861	10,694	3.48%
Non-interest bearing deposits	101,606	-	-	94,483	-	-
Total including non-interest-bearing demand deposits	1,344,186	12,410	3.70%	1,325,344	10,694	3.24%
Other non-interest-bearing liabilities	19,086			14,931
Total liabilities	1,363,272			1,340,275
Stockholders' equity	164,591			154,260
Total liabilities and stockholders' equity	$1,527,863			$1,494,535
Net interest income; interest rate spread		$12,299	3.19%		$12,413	3.40%
Net interest margin (3)			3.58%			3.69%
Average interest-earning assets to average interest bearing liabilities			111%			109%

	Six Months Ended June 30,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,228,716	$44,922	7.37%	$1,193,485	$41,276	6.97%
Securities	112,377	3,180	5.70%	114,509	3,044	5.33%
Interest Bearing Deposits	7,811	221	5.71%	5,699	138	4.88%
FHLB stock	18,585	593	6.43%	17,671	504	5.75%
Total interest-earning assets	1,367,489	48,916	7.21%	1,331,364	44,962	6.81%
Non-interest-earning assets	151,530			145,482
Total assets	$1,519,019			$1,476,846
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,043,509	$19,594	3.79%	$984,749	$14,695	3.01%
FHLB advances and other	144,332	3,617	5.05%	191,111	4,521	4.77%
Other Borrowings	21,912	326	3.00%	18,961	259	2.75%
Subordinated debentures	28,573	922	6.51%	20,619	620	6.06%
Total interest-bearing liabilities	1,238,326	24,459	3.98%	1,215,440	20,095	3.34%
Non-interest bearing deposits	99,770	-	-	93,255	-	-
Total including non-interest-bearing demand deposits	1,338,096	24,459	3.69%	1,308,695	20,095	3.10%
Other non-interest-bearing liabilities	18,063			14,720
Total liabilities	1,356,159			1,323,415
Stockholders' equity	162,860			153,431
Total liabilities and stockholders' equity	$1,519,019			$1,476,846
Net interest income; interest rate spread		$24,457	3.23%		$24,867	3.47%
Net interest margin (3)			3.61%			3.76%
Average interest-earning assets to average interest bearing liabilities			110%			110%

(1)   Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006
Summary of Operations
Tax-equivalent interest income (1)	$24,709	$24,207	$24,459	$24,240	$23,107
Interest expense	12,410	12,049	12,065	11,883	10,694
Tax-equivalent net interest income (1)	12,299	12,158	12,394	12,357	12,413
Provision for loan losses	575	457	318	373	683
Tax-equivalent NII after provision for loan losses (1)	11,724	11,701	12,076	11,984	11,730
Investment securities gains	-	-	(2)	-	-
Non-interest income (excluding securities gains/losses)	5,670	5,607	4,924	5,060	5,127
Non-interest expense	11,882	11,771	11,210	11,091	10,795
Income taxes	1,724	1,757	1,666	1,982	1,955
Net income	3,611	3,606	3,973	3,823	3,953
Tax equivalent adjustment (1)	177	174	149	148	154
At Period End
Total assets	$1,540,675	$1,518,414	$1,527,879	$1,524,679	$1,514,666
Earning assets	1,385,803	1,372,475	1,376,379	1,378,707	1,377,560
Loans	1,245,027	1,237,072	1,239,889	1,236,712	1,237,464
Allowance for loan losses	13,417	13,752	13,579	14,298	14,239
Deposits	1,167,198	1,146,319	1,138,445	1,130,526	1,110,750
Stockholders’ equity	164,657	164,540	159,825	158,155	154,312
Stockholders’ equity / assets	10.69%	10.84%	10.46%	10.37%	10.19%
Goodwill	36,551	36,464	35,090	35,124	35,124
Average Balances
Total assets	$1,527,863	$1,510,176	$1,516,709	$1,512,644	$1,494,535
Earning assets	1,376,030	1,358,948	1,364,064	1,363,714	1,346,630
Deposits and interest-bearing liabilities	1,344,186	1,332,005	1,340,179	1,340,020	1,325,344
Loans	1,231,192	1,226,240	1,225,567	1,225,456	1,209,263
Deposits	1,157,793	1,128,765	1,125,641	1,124,397	1,090,331
Stockholders’ equity	164,591	161,128	159,314	156,017	154,260
Stockholders’ equity / assets	10.77%	10.67%	10.50%	10.31%	10.32%
Per Common Share Data
Net Income:
Basic	$0.51	$0.51	$0.56	$0.54	$0.56
Diluted	0.50	0.50	0.55	0.53	0.55
Dividends	0.25	0.25	0.25	0.24	0.24
Market Value:
High	$30.00	$30.25	$30.70	$28.69	$30.29
Low	26.71	27.25	26.87	25.18	25.09
Close	29.82	28.70	30.25	28.53	26.35
Book Value	22.94	22.77	22.38	22.16	21.68
Shares outstanding, end of period (in thousands)	7,178	7,227	7,142	7,140	7,117
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.58%	3.59%	3.60%	3.59%	3.69%
Return on average assets	0.95%	0.97%	1.04%	1.00%	1.06%
Return on average equity	8.80%	9.08%	9.89%	9.72%	10.28%
Efficiency ratio (2)	66.12%	66.26%	64.73%	63.68%	61.55%
Effective tax rate	32.31%	32.76%	29.54%	34.14%	33.09%
Dividend payout ratio (basic)	49.02%	49.02%	44.64%	44.44%	42.86%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006
Loan Portfolio Composition
One to four family residential real estate	$234,819	$243,632	$250,808	$260,028	$270,493
Construction	16,346	14,277	17,339	16,578	19,912
Commercial real estate	583,046	579,463	579,860	568,346	549,345
Commercial	255,022	242,543	232,914	231,232	236,845
Consumer finance	40,693	40,857	43,770	46,969	49,593
Home equity and improvement	123,936	123,404	122,789	120,883	116,250
Total loans	1,253,862	1,244,176	1,247,480	1,244,036	1,242,438
Less:
Loans in process	7,761	6,012	6,409	6,118	9,111
Deferred loan origination fees	1,074	1,092	1,182	1,206	1,397
Allowance for loan loss	13,417	13,752	13,579	14,298	14,239
Net Loans	$1,231,610	$1,223,320	$1,226,310	$1,222,414	$1,217,691

Allowance for loan loss activity
Beginning allowance	$13,752	$13,579	$14,298	$14,239	$13,848
Provision for loan losses	575	457	318	373	683
Credit loss charge-offs:
One to four family residential real estate	10	85	244	58	23
Commercial real estate	936	146	664	134	173
Commercial	11	81	62	85	13
Consumer finance	23	71	95	67	135
Home equity and improvement	41	-	65	48	21
Total charge-offs	1,021	383	1,130	392	365
Total recoveries	111	99	93	78	73
Net charge-offs (recoveries)	910	284	1,037	314	292
Ending allowance	$13,417	$13,752	$13,579	$14,298	$14,239

Credit Quality
Non-accrual loans	$6,427	$8,211	$7,283	$7,018	$5,504
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	6,427	8,211	7,283	7,018	5,504
Real estate owned (REO)	3,324	2,581	2,392	3,026	3,434
Total non-performing assets (1)	$9,751	$10,792	$9,675	$10,044	$8,938
Net charge-offs	910	284	1,037	314	292

Allowance for loan losses / loans	1.08%	1.11%	1.10%	1.16%	1.16%
Allowance for loan losses / non-performing assets	137.60%	127.43%	140.35%	142.35%	159.31%
Allowance for loan losses / non-performing loans	208.76%	167.48%	186.45%	203.73%	258.70%
Non-performing assets / loans plus REO	0.78%	0.87%	0.78%	0.81%	0.72%
Non-performing assets / total assets	0.63%	0.71%	0.64%	0.66%	0.59%
Net charge-offs / average loans (annualized)	0.30%	0.09%	0.34%	0.10%	0.10%

Deposit Balances
Non-interest-bearing demand deposits	$107,111	$101,089	$106,328	$102,664	$95,468
Interest-bearing demand deposits and money market	314,923	313,327	306,003	300,680	307,077
Savings deposits	97,004	88,345	74,491	73,518	76,603
Retail time deposits less than $100,000	504,301	498,136	493,594	469,939	442,915
Retail time deposits greater than $100,000	136,319	136,248	140,392	141,889	132,566
National/Brokered time deposits	7,540	9,174	17,637	41,836	56,121
Total deposits	$1,167,198	$1,146,319	$1,138,445	$1,130,526	$1,110,750

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.